Exhibit 6.102

RACING LEASE

This Racing Lease (the “Racing Lease”) between SF BLOODSTOCK, LLC (“Lessor”) and MY RACEHORSE CA, LLC (“Lessee”) is entered into this _____ day of December, 2020. Collectively, Lessor and Lessee shall sometimes be referred to herein as “Parties” and individually, each as a “Party.”

W I T N E S S E T H

WHEREAS, Lessor is the owner of a One Hundred Percent (100%) right, title and ownership interest in and to the Thoroughbred horse identified on Schedule 1 attached hereto and made a part hereof (as amended from time to time) (the “Horse”); and

WHEREAS, Lessor desires to lease the percentage interest set forth on Schedule 1 (the “Percentage Interest”) in and to all of the racing qualities of its ownership interest in the Horse (the “Leased Interest”) to Lessee under and pursuant to the terms of this Racing Lease;

NOW, THEREFORE, for and in consideration of payment of the Lease Fee (as defined below), the recitals set forth above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Lessor hereby leases the Leased Interest to Lessee, for a term (the “Term”) commencing as of the Effective Date set forth on Schedule 1 (the “Effective Date”) and continuing until the Termination Date set forth on Schedule 1 (the “Termination Date”), unless extended or sooner terminated under the terms hereof, for an annual lease fee (the “Lease Fee”) in the amount set forth on Schedule 1. Lessee shall be entitled to its pro-rata portion of all revenue generated or earned by the Horse during the term of this Racing Lease based on the Percentage Interest of the Leased Interest of the Horse, including, but not limited to, purses earned during the Term of this Racing Lease. Lessee agrees to assume and pay its pro rata portion of all costs and expenses incurred by or otherwise attributable to the Horse based on the Percentage Interest of the Leased Interest of the Horse during the period from November 10, 2020 through the Term of this Racing Lease, including, but not limited to, upkeep, board and training, transportation, entry and subscription fees and veterinary and farrier costs. Lessor and Lessee agree that the Horses shall not be entered in a claiming race in which the Horse is eligible to be claimed by a third party without the prior unanimous written consent of Lessor and Lessee. During the term of the Racing Lease, Lessee and Lessor shall each be responsible for ensuring their respective compliance with all rules and regulations applicable to themselves under applicable state racing commission(s). Notwithstanding the foregoing or anything to the contrary herein, Lessee’s lease of the Horses shall be subject to the terms and conditions identified on Schedule 2 attached hereto, all of which are incorporated herein and made a part hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Racing Lease, effective as of the 1st day of December, 2020.

LESSOR:

SF BLOODSTOCK, LLC

BY: _______________________________________

ITS: _______________________________________

LESSEE:

MY RACEHORSE CA, LLC

BY: ________________________________________

ITS: _______________________________________

STATE OF _________________	)
) SS:
COUNTY OF _______________	)

The foregoing instrument was subscribed, sworn to and acknowledged before me this _____ day of December, 2020, by ________________________, as _______________ of SF Bloodstock, LLC, on behalf of the limited liability company.

My commission expires: _________________________.

____________________________________
NOTARY

Notary No. ________________________

STATE OF _________________	)
) SS:
COUNTY OF _______________	)

The foregoing instrument was subscribed, sworn to and acknowledged before me this _____ day of December, 2020, by ________________________, as _______________ of My Racehorse CA, LLC, on behalf of the limited liability company.

My commission expires: _________________________.

____________________________________
NOTARY

Notary No. ________________________

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Schedule 1

Effective Date: December 1, 2020

Termination Date: November 30, 2021

Lessor: SF Bloodstock, LLC

Lessee: My Racehorse CA LLC

Lease Fee: $15,000 per Horse

Program Name: MyRacehorse and SF Racing, LLC1

Racing Silks: MyRacehorse CA, LLC

Manager: SF Bloodstock, LLC

Manager Authority:

Day to day decision making authority with respect to the training, racing, care, keep and management of the Horses.

Authority to make decisions regarding veterinary care of the Horses provided such veterinary care does not cost more than $5,000 in the aggregate per occurrence per Horse.

Decisions Requiring Consent of the Parties Holding a Majority of the Percentage Interests:

Any decisions not expressly delegated to the Manager, including:

Any decision to retire a Horse

Any decision to enter a Horse a graded stakes race with an entry fee in excess of $25,000

Any decision to enter a Horse in a location outside the Initial Racing Circuit of such Horse.

Any decision regarding veterinary care of the Horses that costs more than $5,000 in the aggregate per occurrence per Horse

Selecting the trainers of the Horses

Horse Description:

Registered name: HIS GLORY

Sex: filly

Color: dark bay or brown

Breed: Thoroughbred

Breed registry: The Jockey Club Registration number:

Horse’s foaling date: February 12, 2017

Initial Trainer: Joe Sharp

Initial Racing Circuit: Midwestern

Percentage Interests during Term:

Name	Address	Percentage Interest
My Racehorse CA LLC	250 West First Street Suite 256 Claremont CA 91711	100%
SF Bloodstock, LLC	838 East High Street, Box 270 Lexington, KY 40502	0%

Removal of Manager:          Majority vote of Percentage Interest at any time.

Distributions shall be made as follows: Manager will initiate distributions based on preferred method of Lessee.

Special meetings of Lessor and Lessee: As needed.

__________________

1 If, and only if, a racing jurisdiction in which a Horse races requires that My Racehorse be the sole party listed on the program, the parties acknowledge and agree that My Racehorse shall be the sole party listed on the program.

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Schedule 2

Terms and Conditions

1.	Lease of Racing Qualities of Lessor’s Interest in Horse. For sake of clarity, subject to the rights of Lessee to the publicity rights and marketing content set forth in Section 11 below and the publicity rights and marketing content set forth in Section 11 below, this is a lease of racing qualities only, and shall not entitle Lessee to any rights or benefits with respect to the breeding qualities of the Horse. Upon termination of the Racing Lease, the lease shall immediately terminate, the Leased Interest shall automatically revert back to Lessor, and Lessee shall have no further rights or interest in the Horse; and Lessor shall thereafter receive all income from, and shall be responsible for all expenses relating to, the Horse that accrued as of the date of termination.

2.	Term of Lease: Immediately upon the payment of the Lease Fee, the lease of the Leased Interests shall commence effective as of the Effective Date, and shall terminate on the Termination Date, unless terminated earlier in accordance with this Agreement. The Term with respect to the Horse shall be terminated automatically upon the death of the Horse. The Term with respect to the Horse may be terminated by Lessee upon seven (7) days prior written notice to Lessor. In the event Lessor desires to terminate the Term with respect to the Horse, Lessor shall provide written notice the Lessee setting forth Lessor’s desire to terminate the Term with respect to the Horse and Lessor’s reason for such desire. Upon receipt of such notice, Lessee may accept such request to terminate the Term with respect to the Horse or reject such request. In the event Lessee accepts such request, the Term shall be terminated with respect to the Horse. In the event Lessee rejects such request, then if, and only if, such request is due to Lessor’s concern that continuing to train and race the Horse would be detrimental to the Horse’s health, Lessor and Lessee agree to retain an independent third-party veterinarian selected by Lessor and Lessee (or, if Lessor and Lessee cannot agree, then Lessor and Lessee shall each select a veterinarian and those two vets shall select the third-party veterinarian) to review the request. In the event such veterinarian determines that continuing to train and race the Horse would be detrimental to the health of the Horse, Lessor and Lessee agree to terminate the Term and Lessor agrees to retire the Horse and not to race the Horse for the duration of the Term. In the event such veterinarian does not determine that continuing to train and race the Horse would be detrimental to the health of the Horse, the Term with respect to the Horse shall not be terminated and Lessee shall continue to lease the Leased Interest applicable to the Horse under the terms and conditions of this Racing Lease for the duration of the Term. Lessor and Lessee irrevocably agree that, except for the foregoing, the Term with respect to the Horse shall not be terminated prior to the Termination Date. Notwithstanding the foregoing or anything to the contrary in the Racing Lease, the Parties understand and agree that the Lease Fee is non-refundable and under no circumstances shall Lessee be entitled to any refund or pro-rata reduction of the Lease Fee, regardless of the date of termination of the Racing Lease.

3.	Renewal of Lease. On or before October 1 of each year during the Term of this Racing Lease or any renewal term, with respect to the Horse, Lessor shall notify Lessee of its election to retire the Horse following the Termination Date or continue to race the Horse following such Termination Date. In the event Lessor elects to retire the Horse, the Term shall terminate on the Termination Date. In the event Lessor elects to continue to race the Horse following the Termination Date, such election shall constitute an offer to Lessee to exercise its right to renew this Racing Lease for an additional one-year Term on the same terms and conditions as are set forth in this Racing Lease. Lessee shall provide written notice of its agreement exercise such option within fifteen (15) days following Lessor’s delivery of its notice to race the Horse following the Termination Date. In the event Lessee so exercises, Schedule 1 shall be updated with respect to the Horse to evidence the updated Effective Date and Termination Date and such other information as is necessary or appropriate. In the event Lessor notifies Lessee of its election to retire the Horse from racing following the Termination Date and Lessor subsequently elects to continue racing the Horse following the Termination Date, Lessor shall provide written notice of such election within ten days following such election, which notice shall constitute an offer to Lessee to renew this Racing Lease on the same terms and conditions, which option may be exercised by Lessee on the same terms as set forth herein.

4.	Annual Lease Fee. The full amount of the Lease Fee shall be paid by Lessee by certified funds or wire transfer to Lessor on or before the Effective Date. The Lease Fee is non-refundable and under no circumstances shall Lessee be entitled to any refund or pro-rata reduction of the Lease Fee, regardless of the date of termination of the Racing Lease.

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5.	Income and Prizes; Expenses. Lessee shall be entitled to its pro-rata portion of all revenue generated or earned by the Horse during the Term of this Racing Lease based on the Percentage Interest of the Leased Interest of the Horse, including, but not limited to, purses earned during the Term of this Racing Lease, and Lessee shall be entitled to keep the originals of any trophies won by the Horse during the Term. Notwithstanding the foregoing, Lessee agrees to take all reasonable steps necessary to permit the Lessor to obtain duplicates of any trophies won by the Horse during the Term of the Lease, at Lessor’s sole expense. Lessee shall be solely responsible for its pro-rata portion of all costs and expenses relating to the Horse based on the Percentage Interest of the Leased Interest of the Horse during the period from November 10, 2020 through the Term of this Racing Lease including, but not limited to, (i) training, board, farrier, transportation, veterinary and other medical examinations, expenses related to the obtaining of any certification and registration papers required before the Horse is permitted to race, entry fees, jockey’s fees and all other expenses related to the training, racing and care of the Horse; and (ii) all taxes, if any, attributable to purses, prizes or awards earned by the Horse; and Lessee agrees to take all reasonable action to prevent any lien or encumbrance to be placed on the Horse as a result of any missed or non-payment of such expenses. During the Term, Lessee agrees to include in appropriate Federal, state and/or local income tax returns all items of income and expense relating the Leased Interests.

6.	Insurance: Lessor may continue to carry, at its sole expense, insurance of any type or amount it determines in its discretion to carry with respect to its interest in the Horse and Lessee shall have no interest in or claim to any proceeds of such insurance. Lessee shall have the right, but not the obligation, to insure the Leased Interest at its sole expense.

7.	Management. During the Term, all decisions with respect to the training, racing, care, keep and maintenance of the Horse (other than decisions relating to retirement based on the Horse’s physical or other health condition, which shall be governed by Section 2, above) shall be made by the affirmative vote of the Parties holding at least a majority of the Percentage Interests. In furtherance of the foregoing, the Parties hereby delegate certain day-to-day management decisions with respect to the Horse to the Manager set forth on Schedule 1. The duties of the Manager shall be limited to those set forth on Schedule 1 and shall not include any decisions or authority expressly reserved for the Parties on Schedule 1. Manager shall communicate regularly to Lessee regarding any decisions made in relation to the Horse. The Manager may be removed at any time, with or without cause by the affirmative vote of the Parties holding at least a majority of the Percentage Interests. As part of its duties hereunder, Manager shall provide regular and timely communication and updates to Lessee and if applicable its members regarding the Horse, including, without limitation, updates to the status of the Horse, training and racing updates and information and insights of the Manager and its affiliates and the trainers and jockeys of the Horse regarding the racing, training and health status of the Horse. Such communications shall include communications from the Manager, the trainers and the jockeys of the Horse and their respective affiliates and shall be delivered in such mediums as are reasonably requested by Lessee, including, without limitation, audio and video recordings by email, text or social media. Manager shall employ the degree of care customarily employed by persons who race, maintain and breed horses of the same quality as the Horse.

8.	Owner Name. During the Term, the Horse will be entered and listed as leased by Lessee to the extent permitted by applicable racing rules and regulations.

9.	Racing Silks. The parties understand and agree that the Horse will race in the silks of the party set forth on Schedule 1.

10.	Race Privileges: During the Term, Lessee shall be entitled to full ownership privileges attributable to its Percentage Interest in and to the Horse including, without limitation: stable visits of the Horse, updates regarding the Horse’s health, training and race progress, tickets, access to the winner’s circle in the event the Horse wins a race, access to owner’s clubs and/or owner’s boxes at applicable tracks, and access to the stabling paddock when the Horse is running in a race to the extent allowed by the applicable track or racing jurisdiction. Any privileges that are limited in scope or number with respect to the Horse shall be allocated among the Parties pro rata based on their Percentage Interest at such time.

11.	Publicity Rights and Marketing Content. During the Term and following the termination of the Term for any reason, Lessor agrees that its name, likeness and the name and likeness of the Horse may be used in marketing and commercial materials distributed by Lessee or its affiliates. Lessor also agrees that Lessee may use Lessor’s logo in marketing materials subject to the written permission of Lessor on a case by case basis. For purposes of the foregoing, Lessor agrees to provide Lessee with information that may be used for marketing content including, without limitation the Horse’s pedigree, career details, manager, trainer and jockey biographies, futurity entries, races entered, post position drawn, and work out times. Lessor may terminate the provisions of this Section at any time following the termination of the Term upon delivery of not less than six months prior written notice to Lessee.

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12.	Warranties: Lessor warrants that it has full and unencumbered title to the Leased Interests and has the full authority to lease the Leased Interests to Lessee in accordance with this Racing Lease. Lessor makes no other warranties, express or implied, including warranties of racing soundness or fitness for a particular purpose, with respect to the Horse or the Leased Interests, and all such warranties are hereby expressly disclaimed.

13.	No Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or, to the best knowledge of the Lessor threatened, before any court or governmental or administrative authority or private arbitration tribunal against or relating to or affecting the Horse or Lessor’s interest therein.

14.	Commissions: There are no commissions payable on this Racing Lease.

15.	Risk of Loss. Lessor and Lessee acknowledge that during the Term the risk of loss by theft, injury or death with respect to the Leased Interests shall be borne by Lessee and risk of loss by theft, injury or death with respect to any ownership interest in and to the Horse shall be borne by Lessor.

16.	Assignment/Sublease. The rights and obligations of Lessee under this Racing Lease are personal to it and the Leased Interests may not be subleased, in whole or in part, without the prior agreement in writing of Lessor. Lessor shall not lease any other portions of the Horse to any third parties without the prior written consent of Lessee. Notwithstanding anything contained in this Racing Lease to the contrary, nothing contained in this Racing Lease shall be construed to prohibit Lessee from selling membership interests in a series of Lessee or such series members transferring their interests in the series as provided in Lessee’s applicable series agreement.

17.	Non-Circumvention. The parties to this Agreement agree that the names of Lessee’s members are part of a confidential customer list and trade secret. Accordingly, except for any of Lessee’s members with whom Lessor has a pre-existing relationship, Lessor agrees not to initiate direct or indirect contact with any of Lessee’s members with respect to the Horse unless approval to do so is granted in writing on a case by case basis. Except for any of Lessee’s members with whom Lessor has a pre-existing relationship, Lessor agrees not to undertake any transaction or series of transactions of any kind with Lessee’s members or collect fees from Lessee’s members without the express prior written consent of Lessee, which will not be unreasonably withheld.

18.	No Dilution. Except as provided in this Agreement, Lessee’s Leased Interest in the Horse shall not be subject to dilution and Lessee will maintain the Percentage Interest set forth in this Agreement. Notwithstanding anything contained in this Racing Lease to the contrary, Lessor covenants and agrees not to lease any other portion of the Horse to any third party throughout the Term (including any renewals) of this Racing Lease, without Lessee’s prior written consent.

19.	Miscellaneous: This Lease shall be governed by the laws of the Commonwealth of Kentucky. The parties agree that this Lease contains the entire agreement between them with respect to the subject matter of the Racing Lease, and that any amendments or modifications must be agreed to in a writing signed by the parties. Any notices to be given under this Racing Lease shall be sent by first class mail, by nationally recognized overnight courier or by e-mail. This Racing Lease may be executed in one or more counterparts each signed by one or both of the parties which, taken together, shall constitute one agreement.

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